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                      October 19, 2022

       Victor Grifols Deu
       Director and Co-Chief Executive Officer
       Grifols, S.A.
       Avinguda de la Generalitat, 152-158
       Parc de Negocis Can Sant Joan
       Sant Cugat dal Valles 08174
       Barcelona, Spain

                                                        Re: Grifols, S.A.
                                                            Form 20-F for the
Fiscal Year Ended December 31, 2021
                                                            Filed April 29,
2022
                                                            File No. 001-35193

       Dear Victor Grifols Deu:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Life Sciences